Subject to Completion Preliminary Term Sheet dated December 18, 2018

Filed Pursuant to Rule 433
 Registration Statement No. 333-216286
(To Prospectus dated March 28, 2017,
Prospectus Supplement dated November 6, 2018 and
Product Supplement EQUITY INDICES LIRN-1 dated March 30, 2017)

Units $10 principal amount per unit CUSIP No.	Pricing Date* Settlement Date* Maturity Date*	December , 2018 December , 2018 December , 2021
*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Notes® Linked to an International Equity Index Basket

•                  Maturity of approximately three years

•                  [150% to 170%] upside exposure to increases in the Basket

•                  A positive return equal to the absolute value of the percentage decline in the value of the Basket only if the Basket does not decline by more than 15.00% (e.g., if the negative return of the Basket is -10%, you will receive a positive return of +10%)

•                  1-to-1 downside exposure to decreases in the Basket beyond a 15.00% decline, with up to 85.00% of your principal at risk

•                  The Basket will be comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P®/ASX 200 Index, and the Hang Seng® Index. The EURO STOXX 50® Index will be given an initial weight of 40%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20%, each of the Swiss Market Index and the S&P®/ASX 200 Index will be given an initial weight of 7.5%, and the Hang Seng® Index will be given an initial weight of 5%

•                  All payments occur at maturity and are subject to the credit risk of Canadian Imperial Bank of Commerce

•                  No periodic interest payments

•                  In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”

•                  Limited secondary market liquidity, with no exchange listing

•                  The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, Canada, or any other jurisdiction

The notes are being issued by Canadian Imperial Bank of Commerce (“CIBC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-6 of this term sheet and beginning on page PS-6 of product supplement EQUITY INDICES LIRN-1.

The initial estimated value of the notes as of the pricing date is expected to be between $9.421 and $9.621 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-6 of this term sheet and “Structuring the Notes” on page TS-26 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.000	$
Underwriting discount	$ 0.175	$
Proceeds, before expenses, to CIBC	$ 9.825	$

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

December     , 2018

Notes Linked to an International Equity Index Basket, due December , 2021

Summary

The Notes Linked to an International Equity Index Basket, due December  , 2021 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency in the United States, Canada or any other jurisdiction or secured by collateral. The notes are not bail-inable notes (as defined on page S-2 of the prospectus supplement). The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of CIBC. The notes provide you a leveraged return if the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is greater than the Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive a positive return equal to the absolute value of the percentage decline in the Basket from the Starting Value to the Ending Value (e.g., if the negative return of the Basket is -10%, you will receive a positive return of +10%). If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket will be comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P®/ASX 200 Index, and the Hang Seng® Index (each, a “Basket Component”). On the pricing date, the EURO STOXX 50® Index will be given an initial weight of 40%, each of the FTSE® 100 Index and the Nikkei Stock Average Index will be given an initial weight of 20%, each of the Swiss Market Index and the S&P®/ASX 200 Index will be given an initial weight of 7.5%, and the Hang Seng® Index will be given an initial weight of 5%.

The economic terms of the notes (including the Participation Rate) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements.  Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging-related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes will be greater than the initial estimated value of the notes.

On the cover page of this term sheet, we have provided the initial estimated value range for the notes. This initial estimated value range was determined based on our pricing models. The initial estimated value as of the pricing date will be based on our internal funding rate on the pricing date, market conditions and other relevant factors existing at that time, and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-26.

Terms of the Notes		Redemption Amount Determination
Issuer:	Canadian Imperial Bank of Commerce (“CIBC “)

Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet. On the maturity date, you will receive a cash payment per unit determined as follows:

Principal Amount:	$10.00 per unit
Term:	Approximately three years
Market Measure:

An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P®/ASX 200 Index (Bloomberg symbol: “AS51”) and the Hang Seng® Index (Bloomberg symbol: “HSI”). Each Basket Component is a price return index.

Starting Value:	The Starting Value will be set to 100.00 on the pricing date.
Ending Value:

The average value of the Market Measure on each calculation day during the Maturity Valuation Period, calculated as specified in “The Basket” on page TS-8 and “Description of LIRNs—Basket Market Measures” beginning on page PS-20 of product supplement EQUITY INDICES LIRN-1. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-22 of product supplement EQUITY INDICES LIRN-1.

Threshold Value:	85% of the Starting Value
Participation Rate:	[150% to 170%]. The actual Participation Rate will be determined on the pricing date.
Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date.
Fees and Charges:	The underwriting discount of $0.175 per unit listed on the cover page and the hedging-related charge of $0.075 per unit described in “Structuring the Notes” on page TS-26.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).

TS-2

Notes Linked to an International Equity Index Basket, due December , 2021

The terms and risks of the notes are contained in this term sheet and in the following:

▪                   Product supplement EQUITY INDICES LIRN-1 dated March 30, 2017:
https://www.sec.gov/Archives/edgar/data/1045520/000110465917020278/a17-7416_10424b5.htm

▪                   Prospectus dated March 28, 2017 and prospectus supplement dated November 6, 2018:

https://www.sec.gov/Archives/edgar/data/1045520/000110465918066166/a18-37094_1424b2.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus.
When you read the accompanying product supplement, please note that all references in such supplement to the prospectus supplement dated March 28, 2017, or to any sections therein, should refer instead to the accompanying prospectus supplement dated November 6, 2018 or to the corresponding sections of such prospectus supplement, as applicable, unless otherwise specified or the context otherwise requires. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to CIBC.

To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

•                  You anticipate that the value of the Basket will either increase from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is at or above the Threshold Value.

•                  You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.

•                  You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

•                  You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

•                  You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

•                  You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

•                  You believe that the value of the Basket will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

•                  You seek 100% principal repayment or preservation of capital.

•                  You seek interest payments or other current income on your investment.

•                  You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

•                  You seek an investment for which there will be a liquid secondary market.

•                  You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

TS-3

Notes Linked to an International Equity Index Basket, due December , 2021

Hypothetical Payout Profile and Examples of Payments at Maturity

The graph below is based on hypothetical numbers and values.

Notes®

This graph reflects the returns on the notes, based on a hypothetical Participation Rate of 160% (the midpoint of the Participation Rate range of [150% to 170%]) and a Threshold Value of 85% of the Starting Value. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only.  They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 85, a hypothetical Participation Rate of 160% and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Participation Rate and Ending Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit(1)	Total Rate of Return on the Notes
0.00	-100.00%	$1.50	-85.00%
50.00	-50.00%	$6.50	-35.00%
75.00	-25.00%	$9.00	-10.00%
85.00(2)	-15.00%	$11.50	15.00%
90.00	-10.00%	$11.00	10.00%
94.00	-6.00%	$10.60	6.00%
95.00	-5.00%	$10.50	5.00%
97.00	-3.00%	$10.30	3.00%
100.00(3)	0.00%	$10.00	0.00%
102.00	2.00%	$10.32	3.20%
105.00	5.00%	$10.80	8.00%
110.00	10.00%	$11.60	16.00%
120.00	20.00%	$13.20	32.00%
130.00	30.00%	$14.80	48.00%
140.00	40.00%	$16.40	64.00%
150.00	50.00%	$18.00	80.00%
160.00	60.00%	$19.60	96.00%

(1)                     The Redemption Amount per unit is based on the hypothetical Participation Rate.

(2)                     This is the Threshold Value.

(3)                     The Starting Value will be set to 100.00 on the pricing date.

TS-4

Notes Linked to an International Equity Index Basket, due December , 2021

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 85.00
Ending Value: 50.00
Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 85.00
Ending Value: 95.00
Redemption Amount per unit

Example 3
The Ending Value is 140.00, or 140.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 140.00

= $16.40 Redemption Amount per unit.

TS-5

Notes Linked to an International Equity Index Basket, due December , 2021

Risk Factors

There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY INDICES LIRN-1, page S-1 of the prospectus supplement, and page 1 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪                  Depending on the performance of the Basket as measured shortly before the maturity date, you may lose up to 85% of the principal amount.

▪                  Your potential for a positive return based on the depreciation of the Basket is limited. The absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 85% of the Starting Value, any positive return due to the depreciation of the Basket is limited to 15%. Any decline in the Ending Value from the Starting Value by more than 15% will result in a loss, rather than a positive return, on the notes.

▪                  Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪                  Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.

▪                  Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪                  Our initial estimated value of the notes will be lower than the public offering price of the notes. The public offering price of the notes will exceed our initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, all as further described in “Structuring the Notes” on page TS-26, are included in the public offering price of the notes.

▪                  Our initial estimated value does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value is only an estimate, which will be determined by reference to our internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, our internal funding rate on the pricing date and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the value of the Market Measure, our creditworthiness, interest rate movements and other relevant factors, which may impact the price at which MLPF&S or any other party would be willing to buy notes from you in any secondary market transactions. Our estimated value does not represent a minimum price at which MLPF&S or any other party would be willing to buy your notes in any secondary market (if any exists) at any time.

▪                  Our initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt. The internal funding rate to be used in the determination of our initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If we were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and any secondary market prices of the notes.

▪                  A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪                  Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trades in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪                  Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of other Basket Components.

▪                  The index sponsors may adjust their respective Basket Components in a way that affects their levels, and have no obligation to consider your interests.

▪                  You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

TS-6

Notes Linked to an International Equity Index Basket, due December , 2021

▪                  While we, MLPF&S or our respective affiliates may from time to time own securities of companies included in the Basket Components, we, MLPF&S and our respective affiliates do not control any company included in any Basket Component, and have not verified any disclosure made by any other company.

▪                  Your return on the notes may be affected by factors affecting the international securities markets, specifically markets in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

▪                  There may be potential conflicts of interest involving the calculation agent, which is MLPF&S.  We have the right to appoint and remove the calculation agent.

▪                  The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes.  See “Summary of U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page PS-29 of product supplement EQUITY INDICES LIRN-1.  For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Material Income Tax Consequences –Canadian Taxation” in the prospectus dated March 28, 2017, as supplemented by the discussion under “Summary of Canadian Federal Income Tax Considerations” herein.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of “Market Measure Business Day” set forth in product supplement EQUITY INDICES LIRN-1.

A “Market Measure Business Day” means a day on which:

(A)        each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the SIX Swiss Exchange (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P®/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the Hang Seng® Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)        the Basket Components or any successors thereto are calculated and published.

TS-7

Notes Linked to an International Equity Index Basket, due December , 2021

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section entitled “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs—Basket Market Measures” beginning on page PS-20 of product supplement EQUITY INDICES LIRN-1.

If December 12, 2018 were the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the hypothetical Component Ratio and the initial contribution to the Basket value would be as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)(2)	Hypothetical Component Ratio(1)(3)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	3,107.97	0.01287014	40.00
FTSE® 100 Index	UKX	20.00%	6,880.19	0.00290690	20.00
Nikkei Stock Average Index	NKY	20.00%	21,602.75	0.00092581	20.00
Swiss Market Index	SMI	7.50%	8,861.14	0.00084639	7.50
S&P®/ASX 200 Index	AS51	7.50%	5,653.500	0.00132661	7.50
Hang Seng® Index	HSI	5.00%	26,186.71	0.00019094	5.00
				Starting Value	100.00

(1)         The actual closing level of each Basket Component and the resulting actual Component Ratios will be determined on the pricing date, subject to adjustment as more fully described in the section entitled “Description of LIRNs—Basket Market Measures—Determination of the Component Ratio for Each Basket Component” beginning on page PS-20 of product supplement EQUITY INDICES LIRN-1 if a Market Disruption Event occurs on the pricing date as to any Basket Component.

(2)         These were the closing levels of the Basket Components on December 12, 2018.

(3)         Each hypothetical Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on December 12, 2018 and rounded to eight decimal places.

On each calculation day during the Maturity Valuation Period, the calculation agent will calculate the value of the Basket on such day by summing the products of (a) the closing level for each Basket Component on such day and (b) the Component Ratio for such Basket Component.  The Ending Value of the Basket will be the average value of the Basket on each calculation day during the Maturity Valuation Period. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of LIRNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-21 of product supplement EQUITY INDICES LIRN-1.

TS-8

Notes Linked to an International Equity Index Basket, due December , 2021

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2008 through December 12, 2018.  The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2007, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

TS-9

Notes Linked to an International Equity Index Basket, due December , 2021

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of STOXX Limited (“STOXX”) with respect to the EURO STOXX 50® Index (the “SX5E”), FTSE International Limited (“FTSE”) with respect to the FTSE® 100 Index (the “UKX”), Nikkei Inc. (“Nikkei”) with respect to the Nikkei Stock Average Index (the “NKY”), the Geneva, Zurich, SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”), with respect to the Swiss Market Index (the “SMI”), S&P Dow Jones Indices LLC (“S&P”), a division of S&P Global, with respect to the S&P®/ASX 200 Index (the “AS51”), and HSI Services Limited (“HSIL”) with respect to the Hang Seng® Index (the “HSI”) (STOXX, FTSE, Nikkei, S&P, Six Exchange and HSIL together, the “index sponsors”). The index sponsors, which license the copyright and all other rights to the Basket Components, have no obligation to continue to publish, and may discontinue or suspend the publication of, the Basket Components. The consequences of the index sponsors discontinuing publication of the Basket Components are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” beginning on page PS-19 of product supplement EQUITY INDICES LIRN-1. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Basket Components or any successor indices.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E”) was created by STOXX Limited (“STOXX”), a wholly owned subsidiary of Deutsche Börse AG. Publication of the SX5E began in February 1998, based on an initial index level of 1,000 at December 31, 1991. The SX5E is derived from the EURO STOXX Total Market Index (“TMI”) and covers 50 blue-chip stocks from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

Index Composition and Maintenance

The stocks in the represented Eurozone countries are ranked in terms of free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX TMI, which covers 95% of the free-float market capitalization of the represented Eurozone countries. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All current stocks in the SX5E are added to the selection list. All of the stocks on the selection list are then ranked in terms of free-float market capitalization to produce the final index selection list. The largest 40 stocks on the selection list are selected; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60; if the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks. The minimum liquidity criteria of the EURO STOXX TMI also applies to the selection of SX5E components.

The SX5E components are subject to a capped maximum index weight of 10%, which is applied on a quarterly basis.

The composition of the SX5E is reviewed annually in September.  The review cut-off date is the last trading day of August.

The free-float factors for each component stock used to calculate the SX5E, as described below, are reviewed, calculated, and implemented on a quarterly basis and are fixed until the next quarterly review.

The SX5E is subject to a “fast exit rule.” The index components are monitored for any changes based on the monthly selection list ranking (i.e., on an ongoing monthly basis). A component is deleted from the SX5E if: (a) it ranks 75 or below on the monthly selection list and (b) it ranked 75 or below on the selection list of the previous month. The highest-ranked stock that is not an index component will replace it. Changes will be implemented on the close of the fifth trading day of the month, and are effective the next trading day.

The SX5E is also subject to a “fast entry rule.” All stocks on the latest selection lists and initial public offering (“IPO”) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added, if (a) it qualifies for the latest STOXX blue-chip selection list generated at the end of February, May, August or November and (b) it ranks within the “lower buffer” (ranks 1-25) on this selection list. If the stock is added, it replaces the smallest component stock in the SX5E.

The SX5E is also reviewed on an ongoing basis. Corporate actions (including IPOs, mergers and takeovers, spin-offs, delistings, and bankruptcy) that affect the index composition are immediately reviewed. Any changes are announced, implemented, and effective in line with the type of corporate action and the magnitude of the effect.

A deleted stock is replaced immediately to maintain the fixed number of 50 component stocks.  If a stock is deleted in between regular review dates but is still a component of the EURO STOXX TMI, then the stock will remain in the SX5E until the next regular review.

Index Calculation

The SX5E is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index level can be expressed as follows:

The “free float market capitalization of the Index” is equal to the sum of the product of the price, number of shares outstanding, free float factor, weighting cap factor and exchange rate from local currency to index currency, for each component stock as of the time the SX5E is being calculated.

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Notes Linked to an International Equity Index Basket, due December , 2021

The SX5E is also subject to a divisor, which is adjusted to maintain the continuity of the index’s values across changes due to corporate actions, such as the deletion and addition of stocks, the substitution of stocks, stock dividends, and stock splits.

Neither we nor any of our affiliates, including the selling agent, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the SX5E or any successor to the SX5E. STOXX does not guarantee the accuracy or the completeness of the SX5E or any data included in the SX5E. STOXX assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the SX5E. STOXX disclaims all responsibility for any errors or omissions in the calculation and dissemination of the SX5E or the manner in which the SX5E is applied in determining the amount payable on the notes at maturity.

The following graph shows the daily historical performance of the EURO STOXX 50® Index in the period from January 1, 2008 through December 12, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 12, 2018, the closing level of the EURO STOXX 50® Index was 3,107.97.

Historical Performance of the EURO STOXX 50® Index

This historical data on the EURO STOXX 50® Index is not necessarily indicative of the future performance of the EURO STOXX 50® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the EURO STOXX 50® Index during any period set forth above is not an indication that the level of the EURO STOXX 50® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the EURO STOXX 50® Index.

License Agreement

We have entered into an agreement with STOXX Limited providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SX5E, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX Limited and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SX5E and the related trademarks for use in connection with the notes.

STOXX Limited and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SX5E or have any obligation to do so.

STOXX Limited and its Licensors will not have any liability in connection with the notes. Specifically, STOXX Limited and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SX5E and the data included in the SX5E; the accuracy or completeness of the SX5E and its data; and the merchantability and the fitness for a particular purpose or use of the SX5E and its data. STOXX Limited and its Licensors will have no liability for any errors, omissions or interruptions in the SX5E or its data. Under no circumstances will STOXX Limited or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited or its Licensors knows that they might occur. The licensing agreement between us and STOXX Limited is solely for our benefit and the benefit of STOXX Limited and not for the benefit of the owners of the notes or any other third parties.

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Notes Linked to an International Equity Index Basket, due December , 2021

The FTSE® 100 Index

The FTSE® 100 Index (the “UKX”) is a market-capitalization weighted index calculated, published and disseminated by FTSE Russell. The UKX is designed to measure the composite performance of the 100 largest UK-listed blue chip companies that pass screening for size and liquidity traded on the London Stock Exchange Group plc (the “LSE”). The UKX was launched on January 3, 1984 and has a base date of December 30, 1983. The UKX is reported by Bloomberg under the ticker symbol “UKX.”

Index Composition

Only equity shares that are “premium listed,” as defined by the Financial Conduct Authority in its FCA Handbook, which have been admitted to trading on the London Stock Exchange with a Sterling denominated price are eligible for inclusion in the UKX.  Eligible securities are required to pass screens for liquidity and free float before being included in the UKX.  Investment entities such as exchange traded funds, currency funds, unit trusts, open ended investment companies, venture capital trusts and split capital investment trusts are not eligible for inclusion in the UKX.  Convertible preference shares and loan stocks are also excluded until converted into eligible equity shares.  Where a unit comprises equity and non-equity, it will not be eligible for inclusion.

All securities in the index universe are assigned a nationality.  Only companies assigned UK nationality are eligible for inclusion in the UKX.  If a company is UK incorporated, FTSE Russell will allocate the company UK nationality, provided, that the company has its sole listing in the United Kingdom and the company has a minimum free float of 25%. If a company is not incorporated in the United Kingdom, the company must meet the following conditions in order to be considered eligible for UK nationality assignment: (i) the company must publicly acknowledge adherence to the principles of the UK Corporate Governance Code, pre-emption rights and the UK Takeover Code as far as practicable, and (ii) the company must have a free float greater than 50%. If a company is incorporated in a country other than a developed country, it will not be eligible for UK nationality unless the country of incorporation is a country that is internationally recognized as having a low taxation status and that has been approved by FTSE Russell.

Eligible securities are required to pass the following screens before being added to the UKX:

•                  Price: there must be an accurate and reliable price for the purposes of determining the market value of a company.

•                  Minimum voting rights: companies are required to have greater than 5% of the company’s voting rights in the hands of unrestricted shareholders.

•                  Investability weightings: constituents of the UKX are adjusted for free float.  Free float is calculated using available published information rounded to 12 decimal places. Companies with a free float of 5% or below are excluded from the UKX. To be eligible for inclusion in UKX, a security must have a minimum free float of 25% if the issuing company is UK incorporated and 50% if it is non-UK incorporated.

•                  Liquidity: stocks are screened using the median daily volume for each security calculated as a percentage of the shares in issue for that day adjusted for by the free float at the end of the month:

o                 Securities which do not turnover at least 0.025% of their shares in issue (after the application of any investability weightings) based on their monthly median for at least ten of the twelve months prior to the annual index review, will not be eligible for inclusion in the UKX until the next annual review.

o                 An existing constituent which does not turnover at least 0.015% of its shares in issue (after the application of any investability weightings) based on its monthly median per month for at least eight of the twelve months prior to the annual index review will be removed and will not be eligible for inclusion in the UKX until the next annual review.

o                 New issues which do not have a twelve month trading record must have a minimum 20 day trading record when reviewed. They must turnover at least 0.025% of their shares in issue (after the application of any investability weightings) based on their monthly median each month, on a pro-rata basis since premium listing or UK Nationality allocation date if non-UK incorporated.

Index Calculation

The UKX is calculated as the summation of the free float adjusted market values (or capitalisations) of all companies within the UKX divided by the divisor.  On the base date, the divisor was calculated as the sum of the market capitalisations of the UKX constituents divided by the initial index value of 1,000. The divisor is subsequently adjusted for any capital changes in the UKX constituents. In order to prevent discontinuities in the UKX in the event of a corporate action or change in constituents it is necessary to make an adjustment to the prices used to calculate the UKX to ensure that the change in the UKX between two consecutive dates reflects only market movements rather than including changes due to the impact of corporate actions or constituent changes. This ensures that the index values remain comparable over time and that changes in the level of the UKX properly reflect the change in value of a portfolio of UKX constituents with weights the same as in the UKX.  The adjustment used by FTSE Russell is based on the Paasche formula (also known as the current-weighted formula) which adjusts the divisor for the UKX for the day before a corporate action and calculates the change from that adjusted index to the index for the following day in which the corporate action occurs.

The UKX is reviewed on a quarterly basis in March, June, September and December based on data from the close of business on the Tuesday before the first Friday of the review month.  Securities eligible for inclusion in the UKX will comprise the Monitored List.  At the periodic review, all securities including in the Monitored List will be ranked by full market capitalisation (i.e., before the application of investability weightings) from largest to smallest.  A security will be inserted if it rises to 90th or above on the Monitored List, and a security will be deleted if it falls to 111th or below on the Monitored List.  Where a greater number of companies qualify to be inserted in

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Notes Linked to an International Equity Index Basket, due December , 2021

the UKX than those qualifying to be deleted, the lowest ranking constituents presently included in the UKX will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the UKX will be inserted to match the number of companies being deleted at the periodic review.

FTSE will be responsible for publishing the Reserve List, the six highest ranking non-constituents of the UKX, at the time of the periodic review. The Reserve List will be used in the event that one or more constituents are deleted from the UKX during the period up to the next quarterly review. The reserve company will be determined by re-ranking the Reserve List using prices two days prior to the deletion of a constituent.

A new security (IPO) will be added to the UKX outside a quarterly review if it satisfies the eligibility criteria and the screens other than the liquidity screen and its full market capitalisation (i.e. before the application of any investability weighting) using the closing price on the first day of trading is greater than 1% or more of the full capitalisation of the FSTE All-Share Index (before the application of individual constituent investability weightings). The security which is the lowest ranking constituent of the UKX will be selected for removal.

The following graph shows the daily historical performance of the FTSE® 100 Index in the period from January 1, 2008 through December 12, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 12, 2018, the closing level of the FTSE® 100 Index was 6,880.19.

Historical Performance of the FTSE® 100 Index

This historical data on the FTSE® 100 Index is not necessarily indicative of the future performance of the FTSE® 100 Index or what the value of the notes may be. Any historical upward or downward trend in the level of the FTSE® 100 Index during any period set forth above is not an indication that the level of the FTSE® 100 Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the FTSE® 100 Index.

License Agreement

We will enter into a non-exclusive license agreement with FTSE, whereby we, in exchange for a fee, will be permitted to use the UKX, which is owned and published by FTSE, in connection with certain products, including the notes.

Neither FTSE nor the LSE makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in structured products generally or in the notes particularly, or the ability of the UKX to track general stock market performance. FTSE and the LSE’s only relationship with the Issuer is the licensing of certain trademarks and trade names of FTSE, respectively, without regard to us or the notes. FTSE and the LSE have no obligation to take the needs of the Issuer or the holders of the notes into consideration in determining, composing or calculating the UKX. Neither FTSE nor the LSE is responsible for and has not participated in the determination of the timing, price or quantity of the notes to be issued or in the determination or calculation of the amount due at maturity of the notes. Neither FTSE nor the LSE has any obligation or liability in connection with the administration, marketing or trading of the notes.

The notes are not in any way sponsored, endorsed, sold or promoted by FTSE or the LSE, and neither FTSE nor the LSE makes any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the UKX and/or the figure at which the said component stands at any particular time on any particular day or otherwise. The UKX is compiled and calculated by FTSE. However, neither FTSE nor the LSE shall be liable (whether in negligence or otherwise) to any person for any error in the UKX and neither FTSE nor the LSE shall be under any obligation to advise any person of any error therein.

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Notes Linked to an International Equity Index Basket, due December , 2021

“FTSE®,” “FTSETM,” “FT-SE®” and “Footsie®” are trademarks of the London Stock Exchange Group companies and are used by FTSE International Limited under license. “All-World,” “All-Share” and “All-Small” are trademarks of FTSE International Limited.

The Nikkei Stock Average Index

The Nikkei Stock Average Index (the “NKY”), also known as the Nikkei, the Nikkei Index, or the Nikkei 225, was developed by Nikkei Inc. and is calculated, maintained and published by Nikkei Digital Media, Inc. a wholly owned subsidiary of Nikkei Inc. The NKY is reported by Bloomberg L.P. under the symbol “NKY.”

The NKY is a stock index that measures the composite price performance of certain Japanese stocks. The NKY currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. ETFs, REITs, preferred stocks, preferred securities and tracking stocks are excluded. All 225 components of the NKY are listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. The index rules require that the 75 most liquid issues (one-third of the components of the NKY) be included in the NKY. Nikkei Inc. was first calculated and published the NKY in 1970; prior to 1970, the TSE calculated the NKY.

Index Composition and Maintenance

The NKY is reviewed annually at the beginning of October. Stocks with high market liquidity are added and those with low liquidity are deleted. At the same time, to take into account changes in industry structure, the index sponsor examines the balance of the sectors, in terms of the number of constituents. Liquidity of a stock is assessed by the two measures: “trading value” and “magnitude of price fluctuation by volume,” which is calculated as (High price/Low price) / Volume. Among stocks on the TSE First Section, the top 450 stocks in terms of liquidity are selected to form the “high liquidity group”. Those constituents not in the high liquidity group are deleted. Those non-constituent stocks which are in the top 75 of the high liquidity group are added. After the liquidity deletions and additions, constituents are deleted and added to balance the number of constituents among sectors, and to make the total number of the constituents equal 225.

The 225 companies included in the NKY are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. The six sector categories are divided into 36 industrial classifications as follows:

•                  Technology — Pharmaceuticals, Electric Machinery, Automobiles and Auto Parts, Precision Instruments, Communications;

•                  Financials — Banking, Other Financial Services, Securities, Insurance;

•                  Consumer Goods — Fishery, Foods, Retail, Services;

•                  Materials — Mining, Textiles and Apparel, Paper and Pulp, Chemicals, Petroleum, Rubber, Glass and Ceramics, Steel, Nonferrous Metals, Trading Companies;

•                  Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing, Real Estate; and

•                  Transportation and Utilities — Railway and Bus, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power, Gas.

Among the 450 “high liquidity” stocks, half of those that belong to any sector are designated as the “appropriate number of stocks” for that sector. The actual number of constituents in a sector is then compared with its “appropriate number,” and if the actual number is larger or smaller than the “appropriate number,” then components are deleted or added, as necessary. Stocks to be deleted are selected from stocks with lower liquidity and stocks to be added are selected from stocks with higher liquidity. Stocks selected according to the foregoing procedures are candidates for addition or deletion, as applicable, and the final determinations will be made by the index sponsor.

The NKY is also reviewed on an ongoing basis in response to extraordinary developments, such as bankruptcies or mergers. Any stock removed from the TSE First Section due to any of the following reasons will be removed from the NKY: (i) designated to be securities to be delisted or removed due to bankruptcy, including filing for Corporate Reorganization Act, Civil Rehabilitation Act, or liquidation; (ii) corporate restructuring such as merger, share exchange or share transfer; (iii) excess debt or other reasons; or (iv) transfer to the TSE Second Section. In addition, component stocks designated as “securities under supervision” become deletion candidates. However, the decision to delete such candidates will be made by examining the sustainability and the probability of delisting for each individual case. Upon deletion of a stock from the NKY, the index sponsor will generally select as a replacement the most liquid stock that is both in the “high liquidity group” and in the same sector as the deleted stock. When deletions are known in advance, replacements may be selected as part of the periodic review process or by using similar procedures.

Index Calculation

The NKY is a modified price-weighted index (i.e., a stock’s weight in the NKY is based on its price per share rather than the total market capitalization of the issuer) where the sum of the constituent stock prices, adjusted by the presumed par value, is divided by a divisor.

The NKY is calculated by (i) converting the component stocks that do not have a par value of 50 yen to 50 yen par value; (ii) calculating the sum of the adjusted share prices of each component stock; and (iii) dividing such sum by a divisor. Most listed companies in Japan have a par value of 50 yen. All companies included in the NKY are given an equal weighting based on a par value of 50 yen. Stocks

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Notes Linked to an International Equity Index Basket, due December , 2021

with irregular par values are modified to reflect a 50 yen par value. For example, a stock with a 500 yen par value will have its share price divided by 10 to give a 50 yen par value price. The level of the NKY is calculated every 5 seconds during TSE trading hours.

In order to maintain continuity in the NKY in the event of certain changes due to non-market factors affecting the component stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the NKY is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any component stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable weight factor and divided by the new divisor (i.e., the level of the NKY immediately after such change) will equal the level of the NKY immediately prior to the change. For the NKY, presumed par value may be changed for large scale splits and reverse splits. The divisor is not changed in these cases.

The following graph shows the daily historical performance of the Nikkei Stock Average Index in the period from January 1, 2008 through December 12, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 12, 2018, the closing level of the Nikkei Stock Average Index was 21,602.75.

Historical Performance of the Nikkei Stock Average Index

This historical data on the Nikkei Stock Average Index is not necessarily indicative of the future performance of the Nikkei Stock Average Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Nikkei Stock Average Index during any period set forth above is not an indication that the level of the Nikkei Stock Average Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Nikkei Stock Average Index.

License Agreement

We will enter into an agreement with Nikkei Inc. (“Nikkei”) providing us with a non-exclusive license with the right to use the NKY in exchange for a fee. The NKY is the intellectual property of Nikkei. “Nikkei,” “Nikkei 225,” “Nikkei Stock Average” and “Nikkei Average” are the service marks of Nikkei. Nikkei reserves all the rights, including copyright, to the NKY.

The notes are not in any way sponsored, endorsed or promoted by Nikkei. Nikkei does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY or the figure at which the NKY stands at any particular day or otherwise. The NKY is compiled and calculated solely by Nikkei. However, Nikkei shall not be liable to any person for any error in the NKY and Nikkei shall not be under any obligation to advise any person, including a purchaser or seller of the notes, of any error therein. Nikkei shall be entitled to change the details of the NKY and to suspend the announcement thereof. In addition, Nikkei gives no assurance regarding any modification or change in any methodology used in calculating the NKY and is under no obligation to continue the calculation, publication and dissemination of the NKY.

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Notes Linked to an International Equity Index Basket, due December , 2021

The Swiss Market Index

The Swiss Market Index (the “SMI”) was first launched with a base level of 1,500 as of June 30, 1988. It is calculated, published and maintained by SIX Group Ltd., certain of its subsidiaries, and the Management Committee of the SIX Swiss Exchange (the “SIX Exchange”) (collectively, the “index sponsor”). The SMI is reported by Bloomberg under the ticker symbol “SMI.”

The SMI is a price return float-adjusted market capitalization-weighted index of the 20 largest stocks traded on the SIX Exchange. The Management Committee of SIX Exchange is supported by an Index Commission (advisory board) in all index-related matters, notably in connection with changes to the index rules and adjustments, additions and exclusions outside of the established review and acceptance period. The Index Commission meets at least twice annually.

Index Composition and Selection Criteria

The SMI is comprised of the 20 highest ranked stocks traded on the SIX Exchange that have a free float of 20% or more and that are not investment companies. The equity universe is largely Swiss domestic companies; however, in some cases, foreign issuers with a primary listing on the SIX Exchange or investment companies that do not hold any shares of any other eligible company and that have a primary listing on the SIX Exchange may be included.

The ranking of each security is determined by a combination of the following criteria:

•                  average free-float market capitalization over the last 12 months (compared to the capitalization of the entire SIX Exchange index family), and

•                  cumulative on order book turnover over the last 12 months (compared to the total turnover of the SIX Exchange index family).

Each of these two factors is assigned a 50% weighting in ranking the stocks eligible for the SMI.

The SMI is reconstituted annually after prior notice of at least two months on the third Friday in September after the close of trading.

The reconstitution is based on data from the previous July 1 through June 30. Provisional interim selection (ranking) lists are also published following the end of the third, fourth and first financial quarters.

In order to reduce turnover, an index constituent will not be replaced unless it is ranked below 23 or, if it is ranked 21 or 22, if another share ranks 18 or higher. If a company has primary listings on several exchanges and less than 50% of that company’s total turnover is generated on the SIX Exchange, it will not be included in the SMI unless it ranks at least 18 or better on the selection list on the basis of its turnover alone (i.e., without considering its free float).

Maintenance of the Index

Constituent Changes. In the case of major market changes as a result of capital events such as mergers or new listings, the Management Committee of SIX Exchange can decide at the request of the Index Commission that a security should be admitted to the SMI outside the annual review period as long as it clearly fulfills the criteria for inclusion. For the same reasons, a security can also be excluded if the requirements for admission to the SMI are no longer fulfilled. As a general rule, extraordinary acceptances into the SMI take place after a three-month period on a quarterly basis after the close of trading on the third Friday of March, June, September and December (for example, a security listed on or before the fifth trading day prior to the end of November cannot be included until the following March). An announced insolvency is deemed to be an extraordinary event and the security will be removed from the SMI with five trading days’ prior notice if the circumstances permit such notice.

Number of Shares and Free Float. The securities included in the SMI are weighted according to their free float. This means that shares deemed to be in firm hands are subtracted from the total market capitalization of that company. The free float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed and wholly or partially paid in and documented in the Commercial Register. Not counting as issued and outstanding equity capital are the approved capital and the conditional capital of a company. The free float is calculated on the basis of listed shares only. If a company offers several different categories of listed participation rights, each is treated separately for purposes of index calculation.

Shares held deemed to be in firm hands are shareholdings that have been acquired by one person or a group of persons in companies domiciled in Switzerland and which, upon exceeding 5%, have been reported to the SIX Exchange. Shares of persons and groups of persons who are subject to a shareholder agreement which is binding for more than 5% of the listed shares or who, according to publicly known facts, have a long-term interest in a company, are also deemed to be in firm hands.

For the calculation of the number of shares in firm hands, the SIX Exchange may also use other sources than the reports submitted to it. In particular, the SIX Exchange may use data gained from issuer surveys that it conducts itself.

In general, shares held by custodian nominees, trustee companies, investment funds, pension funds and investment companies are deemed free-floating regardless whether a report has been made to the SIX Exchange. The SIX Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

The free-float rule applies only to bearer shares and registered shares. Capital issued in the form of participation certificates and bonus certificates is taken into full account in calculating the SMI because it does not confer voting rights.

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Notes Linked to an International Equity Index Basket, due December , 2021

The number of securities in the SMI and the free-float factors are adjusted after the close of trading on four adjustment dates per year, the third Friday of March, June, September and December. Such changes are pre-announced at least one month before the adjustment date, although the index sponsor reserves the right to take account of recent changes before the adjustment date in the actual adjustment, so the definite new securities are announced five trading days before the adjustment date.

In order to avoid frequent slight changes to the weighting and to maintain the stability of the SMI, any extraordinary change of the total number of outstanding securities or the free float will only result in an extraordinary adjustment if it exceeds 10% and 5% respectively and is in conjunction with a corporate action.

After a takeover, the index sponsor may, in exceptional cases, adjust the free float of a company upon publication of the end results after a five-day notification period or may exclude the security from the relevant index family. When an insolvency has been announced, an extraordinary adjustment will be made and the affected security will be removed from the SMI after five trading days’ notice.

The index sponsor reserves the right to make an extraordinary adjustment, in exceptional cases, without observing the notification period.

Calculation of the Index

The index sponsor calculates the SMI using the “Laspeyres formula,” with a weighted arithmetic mean of a defined number of securities issues. The formula for calculating the index value can be expressed as follows:

The “free float market capitalization of the index” is equal to the sum of the product of the last-paid price, the number of shares, the free-float factor and, if a foreign stock is included, the current CHF exchange rate as of the time the index value is being calculated. The index value is calculated in real time and is updated whenever a trade is made in a component stock. Where any index component stock price is unavailable on any trading day, the index sponsor will use the last reported price for such component stock. Only prices from the SIX Exchange’s electronic order book are used in calculating the SMI.

Divisor Value and Adjustments

The divisor is a technical number used to calculate the SMI and is adjusted to reflect changes in market capitalization due to corporate events, and is adjusted by the index sponsor to reflect corporate events, as described in the index rules.

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Notes Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the Swiss Market Index in the period from January 1, 2008 through December 12, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 12, 2018, the closing level of the Swiss Market Index was 8,861.14.

Historical Performance of the Swiss Market Index

This historical data on the Swiss Market Index is not necessarily indicative of the future performance of the Swiss Market Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Swiss Market Index during any period set forth above is not an indication that the level of the Swiss Market Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Swiss Market Index.

License Agreement

We have entered into an agreement with SIX Swiss Exchange AG (“SIX Swiss Exchange”) providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the SMI, which is owned and published by SIX Swiss Exchange, in connection with certain securities, including the notes.

SIX Swiss Exchange and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the SMI and the related trademarks for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; have any responsibility or liability for the administration, management or marketing of the notes; or consider the needs of the notes or the owners of the notes in determining, composing or calculating the SMI or have any obligation to do so.

SIX Swiss Exchange and its Licensors will not have any liability in connection with the notes. Specifically, SIX Swiss Exchange and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about: the results to be obtained by the notes, the owners of the notes or any other person in connection with the use of the SMI and the data included in the SMI; the accuracy or completeness of the SMI and its data; and the merchantability and the fitness for a particular purpose or use of the SMI and its data. SIX Swiss Exchange and its Licensors will have no liability for any errors, omissions or interruptions in the SMI or its data. Under no circumstances will SIX Swiss Exchange or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if SIX Swiss Exchange or its Licensors knows that they might occur. The licensing agreement between us and SIX Swiss Exchange will be solely for our benefit and the benefit SIX Swiss Exchange and not for the benefit of the owners of the notes or any other third parties.

TS-18

Notes Linked to an International Equity Index Basket, due December , 2021

The S&P®/ASX 200 Index

The S&P®/ASX 200 Index (Bloomberg ticker “AS51 Index”) (the “AS51”):

•                  was first launched in 1979 by the Australian Securities Exchange and was acquired and re-launched by its current index sponsor on April 3, 2000; and

•                  is sponsored, calculated, published and disseminated by S&P Dow Jones Indices LLC, a part of McGraw Hill Financial (“S&P”).

The AS51 includes 200 companies and covers approximately 80% of the Australian equity market by market capitalization. As discussed below, the AS51 is not limited solely to companies having their primary operations or headquarters in Australia or to companies having their primary listing on the Australian Securities Exchange (the “ASX”). All ordinary and preferred shares (if such preferred shares are not of a fixed income nature) listed on the ASX, including secondary listings, are eligible for the AS51. Hybrid stocks, bonds, warrants, preferred stock that provides a guaranteed fixed return and listed investment companies are not eligible for inclusion.

The AS51 is intended to provide exposure to the largest 200 eligible securities that are listed on the ASX by float-adjusted market capitalization. Constituent companies for the AS51 are chosen based on market capitalization, public float and liquidity. All index-eligible securities that have their primary or secondary listing on the ASX are included in the initial selection of stocks from which the 200 index stocks may be selected.

The float-adjusted market capitalization of companies is determined based on the daily average market capitalization over the last six months. The security’s price history over the last six months, the latest available shares on issue and the investable weight factor (the “IWF”), are the factors relevant to the calculation of daily average market capitalization. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities.

Number of Shares

When considering the index eligibility of securities for inclusion or promotion into S&P/ASX indices, the number of index securities under consideration is based upon the latest available ASX quoted securities. For domestic securities (companies incorporated in Australia and traded on the ASX, companies incorporated overseas but exclusively listed on the ASX and companies incorporated overseas and traded on other markets but most of its trading activity is on the ASX), this figure is purely based upon the latest available data from the ASX.

Foreign-domiciled securities may quote the total number of securities on the ASX that is representative of their global equity capital; whereas other foreign-domiciled securities may quote securities on the ASX on a partial basis that represents their Australian equity capital. In order to overcome this inconsistency, S&P will quote the number of index securities that are represented by CHESS Depositary Interests (“CDIs”) for a foreign entity. When CDIs are not issued, S&P will use the total securities held on the Australian register (CHESS and, where supplied, the issuer sponsored register). This quoted number for a foreign entity is representative of the Australian equity capital, thereby allowing the AS51 to be increasingly reflective of the Australian market.

The number of CDIs or shares of a foreign entity quoted on the ASX can experience more volatility than is typically the case for ordinary shares on issue. Therefore, an average number on issue will be applied over a six-month period.

Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

IWF

The IWF represents the float-adjusted portion of a stock’s equity capital. Therefore any strategic holdings that are classified as either corporate, private or government holdings reduce the IWF which, in turn, results in a reduction in the float-adjusted market capital.

The IWF ranges between 0 and 1, is calculated as 1 – Sum of the % held by strategic shareholders who possess 5% or more of issued shares, and is an adjustment factor that accounts for the publicly available shares of a company. A company must have a minimum IWF of 0.3 to be eligible for index inclusion.

S&P Dow Jones Indices identifies the following shareholders whose holdings are considered to be control blocks and are subject to float adjustment:

1. Government and government agencies;

2. Controlling and strategic shareholders/partners;

3. Any other entities or individuals which hold more than 5%, excluding insurance companies, securities companies and investment funds; and

4. Other restricted portions such as treasury stocks.

Liquidity Test

Only stocks that are regularly traded are eligible for inclusion. Eligible stocks are considered for index inclusion based on their stock median liquidity (median daily value traded divided by its average float-adjusted market capitalization for the last six months) relative to the market capitalization weighted average of the stock median liquidities of the 500 constituents of the All Ordinaries index, another member of the S&P®/ASX index family.

TS-19

Notes Linked to an International Equity Index Basket, due December , 2021

Index Maintenance

S&P rebalances constituents quarterly to ensure adequate market capitalization and liquidity using the previous six months’ data to determine index eligibility. Quarterly review changes take effect the third Friday of March, June, September and December. Eligible stocks are considered for index inclusion based on their float-adjusted market capitalization rank relative to the stated quota of 200 securities. For example, a stock that is currently in the S&P®/ASX 300 and is ranked at 175, based on float-adjusted market capitalization, within the universe of eligible securities may be considered for inclusion into the AS51, provided that liquidity hurdles are met.

In order to limit the level of index turnover, eligible securities will only be considered for index inclusion once another stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy buffer requirements in terms of the rank of the stock relative to a given index. The buffers are established to limit the level of index turnover that may take place at each quarterly rebalancing.

Between rebalancing dates, an index addition is generally made only if a vacancy is created by an index deletion. Index additions are made according to float-adjusted market capitalization and liquidity. An initial public offering is added to the AS51 only when an appropriate vacancy occurs and is subject to proven liquidity for at least two months. An exception may be made for extraordinary large offerings where sizeable trading volumes justify index inclusion.

Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the AS51 will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers and acquisitions are removed from the AS51 at the cash offer price for cash-only offers. Otherwise, the best available price in the market is used.

Share numbers for all index constituents are updated quarterly and are rounded to the nearest thousand. The update to the number of issued shares will be considered if the change is at least 5% of the float adjusted shares or A$ 100 million in value.

Share updates for foreign-domiciled securities will take place annually at the March rebalancing. The update to the number of index shares will only take place when the six-month average of CDIs or the Total Securities held in the Australian branch of issuer sponsored register (where supplied) and in CHESS, as of the March rebalancing, differs from the current index shares by either 5% or a market-cap dollar amount greater than A$ 100 million. Where CDI information is not supplied to the ASX by the company or the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Intra-quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

1. changes in a company’s float-adjusted shares of 5% or more due to market-wide shares issuance;

2. rights issues, bonus issues and other major corporate actions; and

3. share issues resulting from index companies merging and major off-market buy-backs.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

The function of the IWF is also to manage the index weight of foreign-domiciled securities that quote shares on the basis of CDIs. Due to the volatility that is displayed by CDIs, unusually large changes in the number of CDIs on issue could result. Where this is the case, the IWF may be used to limit the effect of unusually large changes in the average number of CDIs (and, thereby, limit the potential to manipulate this figure). Where the Australian Index Committee sees fit to apply the IWF in this manner, the rationale for the decision will be announced to the market. This will be reviewed annually at the March-quarter index rebalancing date.

Index Calculation

The AS51 is calculated using a base-weighted aggregate methodology. The value of the AS51 on any day for which an index value is published is determined by a fraction, the numerator of which is the aggregate of the price of each stock in the AS51 times the number of shares of such stock included in the AS51 times that stock’s IWF, and the denominator of which is the divisor, which is described more fully below.

In order to prevent the value of the AS51 from changing due to corporate actions, all corporate actions may require S&P to make an index or divisor adjustment, as described in the index sponsor’s rules. This helps maintain the value of the AS51 and ensures that the movement of the AS51 does not reflect the corporate actions of the individual companies that comprise the AS51.

In situations where an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing price of the indices based on (1) the closing prices published by the exchange or (2) if no closing price is available, the last regular trade reported for each security before the exchange closed. If the exchange fails to open due to unforeseen circumstances, S&P treats this closure as a standard market holiday. The AS51 will use the prior day’s closing prices and shifts any corporate actions to the following business day. If all exchanges fail to open or in other extreme circumstances, S&P may determine not to publish the AS51 for that day.

S&P reserves the right to recalculate the AS51 under certain limited circumstances.

TS-20

Notes Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the S&P®/ASX 200 Index in the period from January 1, 2008 through December 12, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 12, 2018, the closing level of the S&P®/ASX 200 Index was 5,653.500.

Historical Performance of the S&P®/ASX 200 Index

This historical data on the S&P®/ASX 200 Index is not necessarily indicative of the future performance of the S&P®/ASX 200 Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P®/ASX 200 Index during any period set forth above is not an indication that the level of the S&P®/ASX 200 Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the S&P®/ASX 200 Index.

License Agreement

We and S&P have entered into a non-transferable, non-exclusive license agreement providing for the sublicense to us, in exchange for a fee, of the right to use the AS51 in connection with the issuance of the notes.

The license agreement between us and S&P provides that the following language must be stated in this document:

The AS51 is a product of S&P, and has been licensed for use by us. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; and these trademarks have been licensed for use by S&P and sublicensed for certain purposes by us. The notes are not sponsored, endorsed, sold or promoted by S&P, Standard & Poor’s Financial Services LLC, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the AS51 to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the AS51 is the licensing of the AS51 and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. The AS51 is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the AS51. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the AS51 will accurately track AS51 performance or provide positive investment returns. S&P is not an investment advisor. Inclusion of a security within an AS51 is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the AS51.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE AS51 OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES,

TS-21

Notes Linked to an International Equity Index Basket, due December , 2021

OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE AS51 OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

TS-22

Notes Linked to an International Equity Index Basket, due December , 2021

The Hang Seng® Index

The Hang Seng® Index (the “HSI”) is calculated, maintained and published by Hang Seng Indexes Company Limited (“HSIL”), a wholly owned subsidiary of Hang Seng Bank, in concert with the HSI Advisory Committee and was first developed, calculated and published on November 24, 1969. The HSI is a free float-adjusted market capitalization weighted stock market index that is designed to reflect the performance of the Hong Kong stock market.

The number of constituents of HSI is fixed at 50. Only companies with a primary listing on the main board of the Stock Exchange of Hong Kong (“SEHK”) are eligible as constituents of the HSI. Mainland China enterprises that have an H-share listing in Hong Kong will not be eligible for inclusion in the HSI unless the company has no unlisted share capital. In addition, to be eligible for selection, a company: (1) must be among those that constitute the top 90% of the total market value of all primary listed shares on the SEHK (the market value of a company refers to the average of its month-end market capitalizations for the past 12 months); (2) must be among those that constitute the top 90% of the total turnover of all primary listed shares on the SEHK in a sufficient number of measurement sub-periods (turnover is assessed over the last eight quarterly sub-periods: if a company was in the top 90% in any of the most recent four sub-periods, it receives two points; if it was in the top 90% in any of the latter four sub-periods, it receives one point. A company must attain a “score” of eight points to meet the turnover requirement); and (3) should normally have a listing history of 24 months (there are exceptions for companies that have shorter listing histories but large market values and/or high turnover scores). From the many eligible candidates, final selections are based on the following: (1) the market value and turnover rankings of the companies; (2) the representation of the sub-sectors within the HSI directly reflecting that of the market; and (3) the financial performance of the companies.

Index Calculation

The calculation methodology of the HSI is a free float-adjusted market capitalization weighting with a cap on individual stocks. Under this calculation methodology, shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) which control more than 5%, subject to exceptions, of shares are excluded for index calculation:

•                  Strategic holdings (governments and affiliated entities or any other entities which hold substantial shares in the company would be considered as non-free float unless otherwise proved);

•                  Directors’ and management holdings (directors, members of the board committee, principal officers or founding members);

•                  Corporate cross holdings (publicly traded companies or private firms / institutions); and

•                  Lock-up shares (shareholdings with a publicly disclosed lock-up arrangement).

A free float-adjusted factor representing the proportion of shares that is free floated as a percentage of the issued shares, is rounded up to the nearest multiple of 5% for the calculation of the HSI and is updated quarterly.

A cap of 15% on individual stock weightings was applied before September 2014. In September 2014, it was decided that the cap would be lowered to 10%. This change will be phased in over a 12-month period through five rounds of Index rebalancing. A cap factor is calculated quarterly to coincide with the regular update of the free float-adjusted factor. Additional re-capping is performed upon constituent changes.

The formula for the index calculation is as follows:

Current Index =

where:

Pt : current price at day t;

Pt-1: closing price at day t-1;

IS: number of issued shares;

FAF: free-float-adjusted factor, which is between 0 and 1; and

CF: capping factor, which is between 0 and 1.

Index Maintenance

HSIL undertakes regular quarterly reviews of HSI constituents with data cut-off dates of end of March, June, September and December each year. A quarterly review is normally completed within eight weeks after the end of each calendar quarter. In each review, there may or may not be constituent additions or deletions. Effective dates of constituent changes will be the next trading day after the first Friday of March, June, September and December. If that Friday falls on a public holiday, it will be postponed to the next Friday, subject to the final decision made by HSIL. Under normal circumstances, five trading days’ notice will be given for any constituent changes before the effective dates.

TS-23

Notes Linked to an International Equity Index Basket, due December , 2021

The following graph shows the daily historical performance of the Hang Seng® Index in the period from January 1, 2008 through December 12, 2018. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On December 12, 2018, the closing level of the Hang Seng® Index was 26,186.71.

Historical Performance of the Hang Seng® Index

This historical data on the Hang Seng® Index is not necessarily indicative of the future performance of the Hang Seng® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the Hang Seng® Index during any period set forth above is not an indication that the level of the Hang Seng® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels of the Hang Seng® Index.

License Agreement

We will enter into an agreement with HSI providing us and certain of our affiliates or subsidiaries with a non-exclusive license and, for a fee, with the right to use the HSI, which is owned and published by HSI, in connection with certain securities, including the notes.

THE HSI IS PUBLISHED AND COMPILED BY HSI SERVICES LIMITED PURSUANT TO A LICENSE FROM HANG SENG®  DATA SERVICES LIMITED. THE MARK AND NAME OF THE HANG SENG® INDEX ARE PROPRIETARY TO HANG SENG® DATA SERVICES LIMITED. HSI SERVICES LIMITED AND HANG SENG® DATA SERVICES LIMITED HAVE AGREED TO THE USE OF, AND REFERENCE TO, THE HANG SENG® INDEX BY THE ISSUER IN CONNECTION WITH THE NOTES, BUT NEITHER HSI SERVICES LIMITED NOR HANG SENG® DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON, (i) THE ACCURACY OR COMPLETENESS OF THE HSI AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSI OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG® INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSI IS GIVEN OR MAY BE IMPLIED. THE PROCESS AND BASIS OF COMPUTATION AND COMPILATION OF THE HANG SENG® INDEX AND ANY OF THE RELATED FORMULA OR FORMULAE, CONSTITUENT STOCKS AND FACTORS MAY AT ANY TIME BE CHANGED OR ALTERED BY HSI SERVICES LIMITED WITHOUT NOTICE.

TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HSI SERVICES LIMITED OR HANG SENG® DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HSI BY THE ISSUER IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI SERVICES LIMITED IN THE COMPUTATION OF THE HSI; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSI WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES, OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI SERVICES LIMITED AND/OR HANG SENG® DATA SERVICES LIMITED IN CONNECTION WITH THE NOTES IN ANY MANNER WHATSOEVER BY ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES. ANY BROKER, HOLDER OR OTHER PERSON DEALING WITH THE NOTES DOES SO THEREFORE IN FULL KNOWLEDGE OF THIS DISCLAIMER AND CAN PLACE NO RELIANCE WHATSOEVER ON HSI SERVICES LIMITED AND HANG SENG® DATA SERVICES LIMITED. FOR THE AVOIDANCE OF DOUBT, THIS DISCLAIMER DOES NOT CREATE ANY CONTRACTUAL OR QUASI- CONTRACTUAL RELATIONSHIP BETWEEN ANY BROKER, HOLDER OR OTHER PERSON AND HSI SERVICES LIMITED AND/OR HANG SENG® DATA SERVICES LIMITED AND MUST NOT BE CONSTRUED TO HAVE CREATED SUCH RELATIONSHIP.

TS-24

Notes Linked to an International Equity Index Basket, due December , 2021

Supplement to the Plan of Distribution

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

The current business of MLPF&S is being reorganized into two affiliated broker-dealers: MLPF&S and a new broker-dealer, BofAML Securities, Inc. (“BofAMLS”). BofAMLS will be the new legal entity for the institutional services that are now provided by MLPF&S. MLPF&S will be assigning its rights and obligations as agent for the notes under our distribution agreement to BofAMLS effective on the “Transfer Date”. Accordingly, if the pricing date of the notes occurs on or after the Transfer Date, BofAMLS will be responsible for the pricing of the notes. If the settlement date of the notes occurs on or after the Transfer Date, BofAMLS will, subject to the terms and conditions of the distribution agreement, purchase the notes from us as principal on the settlement date. MLPF&S will in turn purchase the notes from BofAMLS for resale, and it will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than two business days from the pricing date, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however, it is not obligated to engage in any such transactions. At MLPF&S’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding CIBC or for any purpose other than that described in the immediately preceding sentence.

TS-25

Notes Linked to an International Equity Index Basket, due December , 2021

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked notes is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This difference is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically results in the initial estimated value of the notes on the pricing date being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging-related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by MLPF&S or any third party hedge providers.

For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-6 and “Use of Proceeds and Hedging” on page PS-15 of product supplement EQUITY INDICES LIRN-1.

MLPF&S Reorganization

As discussed above under “Supplement to the Plan of Distribution”, the current business of MLPF&S is being reorganized into two affiliated broker-dealers. Effective on the Transfer Date, BofAMLS will be the new legal entity for the institutional services that are now provided by MLPF&S. As such, beginning on the Transfer Date, the institutional services currently being provided by MLPF&S, including acting as agent for the notes, acting as calculation agent for the notes, acting as principal or agent in secondary market-making transactions for the notes and entering into hedging arrangements with respect to the notes, are expected to be provided by BofAMLS. Accordingly, references to MLPF&S in this term sheet as such references relate to MLPF&S’s institutional services, such as those described above, should be read as references to BofAMLS to the extent these services are to be performed on or after the Transfer Date.

TS-26

Notes Linked to an International Equity Index Basket, due December , 2021

Summary of Canadian Federal Income Tax Considerations

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this term sheet and who for the purposes of the Canadian Tax Act and the regulations thereto and at all relevant times:  (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with CIBC and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of CIBC for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”).  A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of CIBC’s shares determined on a votes or fair market value basis.  Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by CIBC on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own tax advisors regarding the consequences to them of a disposition of the notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

Summary of U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the material U.S. federal income consequences relating to an investment in the notes.  The following summary is not complete and is both qualified and supplemented by, or in some cases supplements, the discussion entitled “U.S. Federal Income Tax Summary” beginning on page PS-29 of product supplement EQUITY INDICES LIRN-1, which you should carefully review prior to investing in the notes.

The U.S. federal income tax consequences of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid cash-settled derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If your notes are so treated, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment on maturity in an amount equal to the difference between the amount you receive at such time and the amount that you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

The characterization described above is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. Thus, it is possible that the IRS would seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying product supplement. For a more detailed discussion of certain alternative characterizations with respect to your notes and certain other considerations with respect to your investment in the notes, you should consider the discussion set forth in “U.S. Federal Income Tax Summary” of the product supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

Regarding the discussion in the product supplement EQUITY INDICES LIRN-1 with respect to a dividend equivalent payment made with respect to a U.S. stock or equity-linked debt instrument under the section entitled Non-U.S. Holders, even if the notes should be treated as equity-linked instruments, since the notes reference the indices, which should be treated as “qualified indices,” the notes should be exempt from the withholding tax rules specified for dividend equivalents.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

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Notes Linked to an International Equity Index Basket, due December , 2021

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-800-294-1322.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential.  As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

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